INVESTMENT ADVISORY AGREEMENT

AGREEMENT made and executed the 28th day of December, 2011, by and between Global Chartist Fund, LLC, a Delaware limited liability company (the "Fund"), and Advantage Advisers Multi-Manager, L.L.C., a Delaware limited liability company (the "Adviser"):

W I T N E S S E T H:

WHEREAS, the Fund intends to engage in business as a closed-end, non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and engages in the business of acting as an investment adviser; and

WHEREAS, the Fund desires to retain the Adviser to render investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser desires to be retained to perform such services on said terms and conditions:

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and the Adviser agree as follows:

1.           The Fund hereby retains the Adviser to act as its investment adviser and, subject to the supervision and control of the Board of Managers of the Fund (the "Board"), to develop and implement the Fund's investment program, to manage the Fund's investment portfolio and make all decisions regarding the purchase and sale of investments for the Fund, and to provide various management and administrative services to the Fund as hereinafter set forth.  Without limiting the generality of the foregoing, the Adviser shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Fund in a manner consistent with the investment objective, policies and restrictions of the Fund, as set forth in the Confidential Memorandum of the Fund and as may be adopted from time to time by the Board, and consistent with applicable laws and regulations; determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions; and take such further actions, including the placing of purchase and sale orders and the voting of securities on behalf of the Fund, as the Adviser shall deem necessary or appropriate.  The Adviser shall furnish to or place at the disposal of the Fund such of the information, evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request.

2.           In connection with its responsibilities for managing the investment activities of the Fund, the Adviser shall be responsible for monitoring the Fund's compliance with all applicable regulatory requirements and with the Fund's investment limitations, including those imposed by the 1940 Act.

3.           The Adviser shall assist in the selection of and the negotiation of agreements with, and monitor the quality of services provided by, the Fund's administrator, custodian, and other organizations that provide services to the Fund (but the Fund shall pay the fees and expenses of the administrator, custodian and such other organizations and the Adviser shall not be responsible for the acts or omissions of such service providers).

4.           The Adviser shall provide such additional management and administrative services as may reasonably be required in connection with the business affairs and operations of the Fund beyond those furnished by the Fund's administrator or other service provider.  To the extent not furnished by such other service providers of the Fund, the services of the Adviser shall include, but are not limited to: (i) the handling of inquiries from investors who purchase limited liability company interests in the Fund ("Members") regarding the Fund and providing them with information concerning their investment in the Fund and capital account balances; (ii) monitoring relations and communications between Members and the Fund; (iii) assisting in the drafting and updating of disclosure documents relating to the Fund and assisting in the preparation of offering materials; (iv) maintaining and updating Member information, such as change of address and employment; (v) assisting in the preparation and mailing of subscription documents and confirming receipt of such documents and funds; (vi) and assisting in the preparation of regulatory filings with the Securities and Exchange Commission (the "SEC") and state securities regulators and other Federal and state regulatory authorities; (vii) preparing reports to and other informational materials for Members and assisting in the preparation of proxy statements and other Member communications; and (viii) preparing materials and reports for use in connection with meetings of the Board.

5.           The Adviser shall provide the Fund with such office space, telephone and utilities, facilities, equipment, and administrative and secretarial, clerical and other personnel and services as the Fund shall reasonably required in the conduct of its business.

6.           Without limiting the generality of paragraph 1 hereof, the Adviser shall be authorized to open, maintain and close accounts in the name and on behalf of the Fund with brokers and dealers as it determines are appropriate; to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Adviser considers appropriate and which are consistent with the policies of the Fund; and, subject to any policies adopted by the Board and to the provisions of applicable law, to agree to such commissions, fees and other charges on behalf of the Fund as it shall deem reasonable in the circumstances taking into account all such factors as it deems relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Fund and the cost of such services does not represent the lowest cost available) and shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under the federal securities laws.  The Adviser may use, subject to such procedures as may be adopted by the Board, affiliates of the Adviser or any sub-adviser as brokers to effect the Fund's securities transactions and the Fund may pay such commissions to such brokers in such amounts as are permissible under applicable law.

7.           The Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Adviser or furnished to the Fund under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Adviser shall be deemed to include persons employed or otherwise retained by the Adviser or made available to the Adviser by its members.

8.           Subject to obtaining all required approvals of the Board and of Members of the Fund, and compliance with applicable requirements of the 1940 Act, the Adviser may retain one or more persons, at its expense, including its affiliates, to provide any or all of the services required to be provided by the Adviser under this Agreement or to assist in providing these services. The Adviser shall be responsible to supervise services provided to the Fund by any sub-adviser.

9.           The Fund will, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

10.           The Adviser shall bear the cost of rendering the services to be performed by it under this Agreement.

11.           The Fund assumes and shall pay or cause to be paid all expenses of the Fund not expressly assumed by the Adviser under this Agreement, including without limitation: all costs and expenses directly related to portfolio transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends and indirect expenses borne as an investor in any investment funds; all costs and expenses associated with the organization and registration of the Fund, certain offering costs and the costs of compliance with any applicable Federal or state laws; attorneys' fees and disbursements associated with updating the Fund's Confidential Memorandum and subscription documents (the "Offering Materials");  the costs of printing the Offering Materials; the costs of distributing the Offering Materials to prospective investors; and attorneys' fees and disbursements associated with the review of subscription documents executed and delivered to the Fund in connection with offerings of interests of the Fund; the costs and expenses of holding meetings of the Board and any meetings of Members of the Fund; fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund or on behalf of Managers of the Fund who are not "interested persons," as defined by the 1940 Act, of the Fund (the "Independent Managers"); and the fees of custodians and persons providing administrative services to the Fund; the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund or the Board; all expenses of computing the Fund's net asset value, including any equipment or services obtained for these purposes; and all charges for equipment or services used in communicating information regarding the Fund's transactions among the Adviser and any custodian or other agent engaged by the Fund.

12.           As full compensation for the services provided to the Fund and the expenses assumed by the Adviser under this Agreement, the Adviser shall be entitled to the following:

(i) The Adviser (or an affiliate of the Adviser designated by the Adviser) shall be entitled to be the Special Advisory Member of the Fund pursuant to the terms of the Limited Liability Company Agreement of the Fund (the "L.L.C. Agreement").  As the Special Advisory Member, the Adviser (or its designated affiliate) shall be entitled to receive an incentive allocation, as defined in Article I of the L.L.C. Agreement, in accordance with the terms and conditions of Section 5.7 of the L.L.C. Agreement.  The pertinent provisions of the L.L.C. Agreement relating to the incentive allocation are contained in Appendix A of this Agreement.

(ii) Payment from the Fund of a monthly fee computed at the annual rate of 2.00% of the net assets of the Fund, determined as of the start of business on the first business day of each month, after adjustment for any subscriptions effective on such day (the "Advisory Fee").  The Advisory Fee shall be payable monthly in arrears within 15 days after the end of the month for which it is payable.  In the event that this Agreement is not in effect for an entire month, or if contributions or withdrawals of capital are made after the beginning of a month, the fee payable for such month shall be appropriately pro rated.

13.           The Adviser will use its best efforts in the supervision and management of the investment activities of the Fund and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, neither the Adviser nor any of its members, directors, officers or employees thereof, nor any of their affiliates, executors, heirs, assigns, successors or other legal representatives (collectively, "Affiliates") shall be liable to the Fund for any error of judgment, for any mistake of law or for any act or omission by the Adviser or its Affiliates.

14.           (a)  The Fund shall indemnify the Adviser, its members, directors, officers or employees and any of their affiliates, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties in respect of the Fund, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties, and in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct").  Indemnification shall be made following:  (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Managers serving on the Board ("Managers") who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder.  The Fund shall advance to an Indemnified Person (to the extent that it has available assets and need not borrow to do so) reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance.  The Adviser agrees, and each other Indemnified Person will agree as a condition to any such advance, that in the event it or he receives any such advance, it or he shall reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that it or he was not entitled to indemnification under this paragraph 14.

(b)           Notwithstanding any of the foregoing to the contrary, the provisions of this paragraph 14 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal Securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph 14 to the fullest extent permitted by law.

15.           Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation and, except as required by applicable law (including Rule 17j-1 under the 1940 Act), shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting.  Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

16.           This Agreement shall become effective on the date of its execution as set forth above.  It shall remain in effect for an initial term of two years, and shall continue in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of the Fund, as defined by the 1940 Act and the rules thereunder, or by the Board; and provided that in either event such continuance is also approved by a majority of the Independent Managers by vote cast in person at a meeting called for the purpose of voting on such approval.  The Fund may at any time, without payment of any penalty, terminate this Agreement upon sixty days' prior written notice to the Adviser, either by majority vote of the Board or by the vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act and the rules thereunder).  The Adviser may at any time, without payment of penalty, terminate this Agreement upon sixty days' prior written notice to the Fund.  This Agreement shall automatically terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order of the SEC.

17.           Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

18.           This Agreement may be amended only by the written agreement of the parties.  Any amendment shall be required to be approved by the Board and by a majority of the Independent Managers in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder.  If required by the 1940 Act, any amendment shall also be required to be approved by such vote of Members of the Fund as is required by the 1940 Act and the rules thereunder.

19.           This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

20.           The Fund represents that this Agreement has been duly approved by the Board, including a majority of the Independent Managers, and by the sole initial member of the Fund, in accordance with the requirements of the 1940 Act and the rules thereunder.

21.           The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Managers, Members of the Fund or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

GLOBAL CHARTIST FUND, LLC

By:
Name:
	Title:	Principal Executive Officer

ADVANTAGE ADVISERS MULTI-MANAGER, L.L.C.

Oppenheimer Asset Management Inc., its Managing Member

By:
Name:
Title:

APPENDIX

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the L.L.C. Agreement.

ARTICLE I

DEFINITIONS

Incentive Allocation
With respect to each Member, 20% of the amount, determined as of the close of each Allocation Period with respect to such Member, by which such Member's Positive Allocation Change for such Allocation Period, if any, exceeds any positive balance in such Member's Loss Recovery Account as of the most recent prior date as of which any adjustment has been made thereto.

ARTICLE V

CAPITAL

5.7           Incentive Allocation.

(a)           The Incentive Allocation shall be debited against the Capital Account of each Member as of the last day of each Allocation Period with respect to such Member and the amount so debited shall simultaneously be credited to the Special Advisory Account.

(b)           By the last business day of the month following the date on which an Incentive Allocation is made, the Special Advisory Member may withdraw up to 100% of the Incentive Allocation (computed on the basis of unaudited data) that was credited to the Special Advisory Account.  Within 30 days after the completion of the audit of the books of the Fund for the year in which allocations to the Special Advisory Account are made, the Fund shall pay to the Special Advisory Member any additional amount of Incentive Allocation determined to be owed to the Special Advisory Member based on the audit, and the Special Advisory Member shall pay to the Fund any excess amount of Incentive Allocation determined to be owed to the Fund.